Investor Relations:	Media Relations:
Ed Lockwood	Becky Howland, Ph.D.
Sr. Director, Investor Relations	Sr. Director, Corporate Communications
(408) 875-9529	(408) 875-9350
ed.lockwood@kla-tencor.com	becky.howland@kla-tencor.com

KLA-Tencor Announces 27 Percent Increase in Quarterly Dividend, from 59 Cents to 75 Cents per Share, or $3 Annualized

MILPITAS, Calif., Feb. 14, 2018-KLA-Tencor Corporation (NASDAQ: KLAC) today announced that it will increase its quarterly cash dividend by 27 percent, from 59 cents per share to 75 cents per share. The higher quarterly dividend is expected to be payable on June 1, 2018 for stockholders of record as of May 15, 2018, and is subject to formal declaration by the board of directors at its next regularly scheduled meeting.

This is the 10th increase in the quarterly dividend since KLA-Tencor first instituted a dividend in 2005. Since inception, the annualized quarterly dividend level has grown approximately 15 percent.

“The fundamentals of the semiconductor equipment market and KLA-Tencor’s position within it have never been stronger,” said Rick Wallace, president and chief executive officer of KLA-Tencor. “Today’s dividend increase, the largest in our history, reflects the strength of KLA-Tencor's free cash flow generation and our commitment to enhancing stockholder value."
About KLA-Tencor:
KLA-Tencor Corporation, a leading provider of process control and yield management solutions, partners with customers around the world to develop state-of-the-art inspection and metrology technologies. These technologies serve the semiconductor and other related nanoelectronics industries. With a portfolio of industry-standard products and a team of world-class engineers and scientists, the company has created superior solutions for its customers for more than 40 years. Headquartered in Milpitas, Calif., KLA-Tencor has dedicated customer operations and service centers around the world. Additional information may be found at www.kla-tencor.com. (KLAC-F).
Forward Looking Statements:
Statements in this press release other than historical facts, such as statements regarding the anticipated future level of KLA-Tencor's quarterly dividend, the company's commitment to continue paying dividends at any level in the future, and the company's future operating results and financial strength (including without limitation the company's future cash flows and availability of cash for the payment of dividends), are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual future results and/or events may differ materially from those projected in such statements due to various factors, including without limitation: a change in KLA-Tencor's dividend policy by the company's Board of Directors (which has the ability in its sole discretion to increase, decrease or eliminate entirely the company's dividend at any time); unanticipated material payment obligations incurred by KLA-Tencor that decrease the company's willingness or ability to continue paying dividends at the anticipated increased level, or at all; the financial condition of the global capital markets and the general macroeconomic environment; the demand for semiconductors; new and enhanced product offerings by competitors; the ability of KLA-Tencor's research and development teams to successfully innovate and develop technology that is responsive to customer demands; and changing customer demands or technological requirements. For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this release, please refer to KLA-Tencor's Annual Report on Form 10-K for the year ended June 30, 2017, subsequently filed Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (including, but not limited to, the risk factors described therein). KLA-Tencor assumes no obligation to, and does not currently intend to, update these forward-looking statements.
SOURCE KLA-Tencor Corporation